Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 22, 2005, accompanying the consolidated financial statements included in the Annual Report of Tapestry Pharmaceuticals, Inc. on Form 10-K for the year ended December 29, 2004.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Tapestry Pharmaceuticals, Inc. on Form S-8 (No. 333-05561), Form S-8 (No. 333-75551), Form S-8 (No. 333-52008), Form S-8 (No. 333-73470), Form S-8 (No. 333-120081), Form S-3 (No. 333-95522), Form S-3 (No. 333-29477), Form S-3 (No. 333-42419), Form S-3 (No. 33-78016), Form S-3 (No. 333-51070), Form S-3 (No. 333-82810), Form S-3 (No. 333-112774) and Form S-3 (No. 333-107817).

GRANT THORNTON LLP

Denver, Colorado
February 22, 2005